EXHIBIT 99.1

Westmoreland Coal Company (719) 442-2600 — Telephone	2 N. Cascade Ave., 2nd Floor Colorado Springs, CO 80903

Westmoreland Coal Company to Begin Trading on NASDAQ Global Market

Colorado Springs, CO — April 20, 2011 — Westmoreland Coal Company (NYSE AMEX: WLB) today announced that it has been approved for listing on the NASDAQ Global Market under the existing symbol “WLB.” Trading on the NASDAQ Global Market is expected to commence on Monday, May 2nd. Westmoreland’s common stock will continue to trade on the NYSE Amex until the market close on April 29, 2011.
“We are pleased to announce Westmoreland’s listing on the NASDAQ Global Market,” said Keith E. Alessi, President and Chief Executive Officer. “We believe the move to NASDAQ will improve the visibility of our stock, boost trading liquidity in our shares, and provide us with greater exposure to institutional investors.”
Westmoreland Coal Company is the oldest independent coal company in the United States. The Company’s coal operations include coal mining in the Powder River Basin in Montana and lignite mining operations in Montana, North Dakota and Texas. Its power operations include ownership of the two-unit ROVA coal-fired power plant in North Carolina. For more information, visit www.westmoreland.com.
# # #
Contact: Kevin Paprzycki (719) 442-2600